Exhibit 10.5

YAHOO! INC.

NOTICE OF RESTRICTED STOCK UNIT GRANT

Marissa A. Mayer

[employee ID]

[address]

You have been granted an award of Restricted Stock Units by Yahoo! Inc. (the “Company”) as follows:

Date of Grant:	[Date]

Total Number of Restricted Stock Units Granted:	[share number]

Type of RSU:	CEO RSU

Vesting Schedule:

Shares	Vesting Date	Shares	Vesting Date	Shares	Vesting Date
[#]	[Date]	[#]	[Date]	[#]	[Date]

[#]	[Date]	[#]	[Date]	[#]	[Date]

[#]	[Date]	[#]	[Date]	[#]	[Date]

[#]	[Date]	[#]	[Date]	[#]	[Date]

[#]	[Date]	[#]	[Date]	[#]	[Date]

[#]	[Date]	[#]	[Date]	[#]	[Date]

[#]	[Date]	[#]	[Date]	[#]	[Date]

[#]	[Date]	[#]	[Date]	[#]	[Date]

[#]	[Date]

Manner of Payment by Company:	stock

Governing Documents:	RSU Award Agreement for CEO
1995 Stock Plan (the “Plan”)

By your acceptance of this award through the Company’s online acceptance procedure (or by your signature and the signature of the Company’s representative below):

•	you acknowledge receiving and reviewing the Governing Documents (listed above) and the Supplemental Documents (listed below);

•

you agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Governing Documents and you agree to be bound by the terms of this Notice of Restricted Stock Unit Grant and the Governing Documents, all of which are hereby incorporated by reference into this Notice of Restricted Stock Unit Grant; and

•

you consent to the collection, use and transfer, in electronic or other form, of your personal data as described in the Governing Documents for the purpose of implementing, administering and managing your participation in the Plan.

This Notice of Restricted Stock Unit Grant shall be construed and determined in accordance with the laws of the U.S. State of Delaware (without giving effect to the conflict of laws principles thereof) and shall be deemed to have been executed and delivered by the parties hereto as of the Date of Grant.

GRANTEE:	YAHOO! INC.

[click here to accept]	By:	[Signature graphic]
Signature		[Name of executive]

Marissa A. Mayer	Title:	[Title of executive]
Name

Supplemental Documents:	U.S. Prospectus
Insider Trading Policy

YAHOO! INC.

1995 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR CEO

Section 1. Grant of Restricted Stock Unit Award

(a)	Grant of Restricted Stock Units (“RSUs”). Yahoo! Inc., a Delaware corporation (the “Company”), hereby grants to the grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Grant (the “Notice of Grant”) the total number of RSUs set forth in the Notice of Grant, on the terms and conditions set forth in this Restricted Stock Unit Award Agreement for CEO (this “Agreement”) and as otherwise provided in the Yahoo! Inc. 1995 Stock Plan, as amended (the “Award”).

(b)	Incorporation of Plan; Capitalized Terms. The provisions of the Yahoo! Inc. 1995 Stock Plan, as amended (the “Plan”) are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

Section 2. Terms and Conditions of Award

The grant of RSUs provided in Section 1(a) shall be subject to the following terms, conditions and restrictions:

(a)	Limitations on Rights Associated with RSUs. The RSUs are bookkeeping entries only. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the RSUs.

(b)	Restrictions. The RSUs and any interest therein, may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to dispose of any RSUs in contravention of the above restriction shall be null and void and without effect.

(c)	Lapse of Restrictions. Subject to Sections 2(e) through 2(g) below, on each vesting date specified in the vesting schedule set forth in the Notice of Grant, the number of RSUs set forth opposite such vesting date shall vest and become non-forfeitable.

(d)	Timing and Manner of Payment of RSUs. As soon as practicable after (and in no case more than seventy-four days after) the date any RSUs subject to the Award become non-

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forfeitable (the “Payment Date”), such RSUs shall be paid by the Company delivering to the Grantee a number of Shares equal to the number of RSUs that become non-forfeitable upon that Payment Date (rounded down to the nearest whole share). The Company shall issue the Shares either (i) in certificate form or (ii) in book entry form, registered in the name of the Grantee. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company and its Subsidiaries unless the Company is otherwise instructed in writing. The Grantee shall not be required to pay any cash consideration for the RSUs or for any Shares received pursuant to the Award. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are so paid. Notwithstanding anything herein to the contrary, the Company shall have no obligation to issue Shares in payment of the RSUs unless such issuance and such payment shall comply with all relevant provisions of law and the requirements of any Stock Exchange.

(e)	Termination of Employment. The following provisions shall apply in the event of the termination of the Grantee’s employment or service with the Company, Parent or any Subsidiary:

(i)	General. Except as expressly provided below in this Section 2(e) or Section 2(g), in the event of the termination of the Grantee’s employment or service with the Company, Parent or any Subsidiary for any reason prior to the lapsing of the restrictions in accordance with Section 2(c) hereof with respect to any of the RSUs granted hereunder, such portion of the RSUs held by the Grantee shall be automatically forfeited by the Grantee as of the date of termination. (The date of any such termination of the Grantee’s employment or service is referred to in this Agreement as the “Termination Date.”) Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any rights or interests in any RSUs that are so forfeited.

(ii)	Termination Without Cause or Due to Death or Disability. Notwithstanding the foregoing clause (i) but subject to Section 2(g) below:

(A)

Termination During Annual Vesting Period: subject to clause (ii)(B) below, in the event (1) the termination of the Grantee’s employment is by the Company, Parent or Subsidiary without Cause (as such term is defined in the Grantee’s offer letter with the Company dated July 16, 2012 (the “Offer Letter”)) or due to the Grantee’s death or Total Disability (as defined in the Plan) and the Grantee complies with the release and other requirements described in Section 2(j), (2) the Termination Date is not a scheduled vesting date and is six months or less before the next scheduled vesting date, and (3) on the Termination Date the period of time between (x) the then-prior vesting date (or, if none, the date of grant specified in the Notice of Grant (the “Date of Grant”) or any earlier vesting commencement date specified by the Administrator at the time of grant) and (y) the next scheduled vesting date is six months or more, then the RSUs that are scheduled to vest on the next scheduled vesting date (to the extent then outstanding and unvested) shall vest and become non-

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forfeitable on the later of the Termination Date or the date the Grantee’s full release of any and all claims against the Company as contemplated by Section 2(j) becomes irrevocable. Any RSUs that vest pursuant to this clause (ii)(A) shall be paid as soon as practicable after (and in no case more than seventy-four days after) the Termination Date (provided, that if the period for the Grantee to consider and revoke any such release spans two different calendar years, payment of such RSUs will be made within such prescribed time period, but in the second of those two years). Any RSUs that do not vest in accordance with the foregoing provisions of this clause (ii)(A) shall terminate as of the Termination Date. For avoidance of doubt, this clause (ii)(A) will not apply to any such termination (other than a termination due to the Grantee’s death or Total Disability) that occurs at any time within the 12-month period following a Change in Control (as defined below).

(B)	Front-Loaded Awards - Termination During Annual Vesting Period: notwithstanding the foregoing clause (ii)(A), in the event (1) the termination of the Grantee’s employment is by the Company, Parent or Subsidiary without Cause or due to the Grantee’s death or Total Disability and the Grantee complies with the release and other requirements described in Section 2(j), and (2) this award is designated as “front loaded” in the Notice of Grant, then the number of RSUs that vest upon the later of the Termination Date or the date the Grantee’s full release of any and all claims against the Company as contemplated by Section 2(j) becomes irrevocable shall equal the quotient of (x) any RSUs that would have vested under clause (ii)(A) if this were not a front-loaded award, divided by (y) the number of years of annual awards this grant represents, as stated in the Notice of Grant. Any RSUs that vest pursuant to this clause (ii)(B) shall be paid as soon as practicable after (and in no case more than seventy-four days after) the Termination Date (provided, that if the period for the Grantee to consider and revoke any such release spans two different calendar years, payment of such RSUs will be made within such prescribed time period, but in the second of those two years). Any RSUs that do not vest in accordance with the foregoing provisions of this clause (ii)(B) shall terminate as of the Termination Date. For avoidance of doubt, this clause (ii)(B) will not apply to any such termination (other than a termination due to the Grantee’s death or Total Disability) that occurs at any time within the 12-month period following a Change in Control.

(f)	Corporate Transactions. The following provisions shall apply to the corporate transactions described below:

(i)	In the event of a proposed dissolution or liquidation of the Company, the Award will terminate and be forfeited immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Administrator.

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(ii)	In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Award shall be assumed or substituted with an equivalent award by such successor corporation, parent or subsidiary of such successor corporation; provided that the Administrator may determine, in the exercise of its sole discretion in connection with a transaction that constitutes a permissible distribution event under Section 409A(a)(2)(A)(v) of the Code, that in lieu of such assumption or substitution, the Award shall be vested and non-forfeitable and any conditions or restrictions on the Award shall lapse, as to all or any part of the Award, including RSUs as to which the Award would not otherwise be non-forfeitable.

(g)	Change in Control. The following provisions shall apply in the event of a Change in Control (as defined below) prior to the date the RSUs have either become vested and non-forfeitable or have been forfeited pursuant to this Agreement:

(i)	In the event that, during the period of twelve (12) months following the Change in Control and the Grantee complies with the release and other requirements described in Section 2(j), the Grantee’s employment is terminated by the Company, Parent or any Subsidiary without Cause or by the Grantee for Good Reason (as such term is defined in the Offer Letter), the RSUs subject to the Award, to the extent then outstanding and not vested, shall become fully vested and non-forfeitable as of the later of the Grantee’s Termination Date or the date any such release becomes final and irrevocable. Any RSUs that vest pursuant to this clause (i) shall be paid as soon as practicable after (and in no case more than seventy-four days after) the Termination Date (provided, that if the period for the Grantee to consider and revoke any such release spans two different calendar years, payment of such RSUs will be made within such prescribed time period, but in the second of those two years).

(ii)	For purposes of this Agreement, “Change in Control” shall mean the first of the following events to occur after the Date of Grant:

(A)	any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its Affiliates (as defined below), but excluding (i) the Company or any of its subsidiaries, (ii) any employee benefit plans of the Company or (iii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (individually a “Person” and collectively, “Persons”), is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates);

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(B)	the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company, such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(C)	the stockholders of the Company approve a plan of complete liquidation or winding-up of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, provided, however, that a sale of the Company’s search business shall not constitute a Change in Control, regardless of whether stockholders approve the transaction.

(iii)	For purposes of this Agreement, “Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

This Award of RSUs shall not be subject to the acceleration of vesting provisions of Section 2.5 of the Amended and Restated Yahoo! Inc. Change in Control Employee Severance Plan for Level I and Level II Employees.

(h)	Income Taxes. Except as provided in the next sentence, the Company shall withhold and/or reacquire a number of Shares issued in payment of (or otherwise issuable in payment of, as the case may be) the RSUs having a Fair Market Value equal to the taxes that the Company determines it or the Grantee’s employer is required to withhold under applicable tax laws with respect to the RSUs (with such withholding obligation determined based on any applicable minimum statutory withholding rates). In the event that the Company cannot (under applicable legal, regulatory, listing or other requirements, or otherwise) satisfy such tax withholding obligation in such method, the Company may satisfy such withholding by any one or a combination of the following methods: (i) by requiring the Grantee to pay such amount in cash or check; (ii) by deducting such amount out of any other compensation otherwise payable to the Grantee; and/or (iii) by allowing the Grantee to surrender shares of Common Stock of the Company which (A) in the case of shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Grantee for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value on the date of surrender equal to the amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined.

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(i)	No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares. The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

(j)	Conditions of Accelerated Vesting; Exclusive Remedy. The accelerated vesting provisions specified in Sections 2(e) and 2(g) above are conditioned on (1) the Grantee’s signing a full release of any and all claims against the Company in a release form acceptable to the Company (within the period specified in it by the Company, which in no event shall be more than fifty days following the Grantee’s Termination Date) and the Grantee’s not revoking such release pursuant to any revocation rights afforded by applicable law, and (2) the Grantee’s compliance with the Grantee’s obligations under his or her Employee Confidentiality and Assignment of Inventions Agreement, or similar agreement. The Grantee agrees that such accelerated vesting benefits specified in this Agreement (and any applicable severance benefits provided under a written agreement with the Company then in effect in accordance with its terms) will constitute the exclusive and sole remedy for any termination of the Grantee’s employment and the Grantee covenants not to assert or pursue any other remedies, at law or in equity, with respect to the Grantee’s termination and/or employment.

Section 3. Miscellaneous

(a)	Notices. Any and all notices, designations, consents, offers, acceptances and any other communications provided for herein shall be given in writing and shall be delivered either personally or by registered or certified mail, postage prepaid, which shall be addressed, in the case of the Company to both the Chief Financial Officer and the General Counsel of the Company at the principal office of the Company and, in the case of the Grantee, to the Grantee’s address appearing on the books of the Company or to the Grantee’s residence or to such other address as may be designated in writing by the Grantee. Notices may also be delivered to the Grantee, during his or her employment, through the Company’s inter-office or electronic mail systems.

(b)	No Right to Continued Employment. The Grantee understands and agrees that the vesting of Shares pursuant to Section 2 above is earned only by continuing in the employ or service of the Company at the will of the Company (not through the act of being hired, being granted the RSUs or acquiring Shares under this Agreement). The Grantee further acknowledges and agrees that nothing in this Agreement, nor in the Plan which is incorporated in this Agreement by reference, shall confer upon the Grantee any right with respect to continuation as an employee or consultant with the Company, a Parent or any Subsidiary, nor shall it interfere with or restrict in any way the right of the Company, a Parent or any Subsidiary, which is hereby expressly reserved, to remove, terminate or discharge the Grantee at any time for any reason whatsoever, with or without Cause and with or without advance notice.

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(c)	Bound by Plan. By signing this Agreement, the Grantee acknowledges that he/she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(d)	Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and of the Grantee and the beneficiaries, executors, administrators, heirs and successors of the Grantee.

(e)	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(f)	Section 409A. This Agreement and the Award are intended to comply with or be exempt from, as the case may be, Section 409A of the Code so as to not result in any tax, penalty or interest thereunder. This Agreement and the Award shall be construed and interpreted accordingly. Except for the Company’s tax withholding rights, the Grantee shall be solely responsible for any and all tax liability with respect to the Award.

(g)	Invalid Provision. The invalidity or unenforceability of any particular provision hereof shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

(h)	Governing Law/Choice of Venue.

(i)	This Agreement and the rights of the Grantee hereunder shall be construed and determined in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof), as provided in the Plan.

(ii)	For the purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California where this grant is made and/or to be performed and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal court of the United States for the Northern District of California, and no other courts.

(i)	Imposition of Other Requirements. If the Grantee relocates to another country after the Date of Grant, the Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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(j)	Recoupment. Notwithstanding any other provision herein, the recoupment or “clawback” policies adopted by the Administrator and applicable to equity awards, as such policies are in effect from time to time, shall apply to the Award and any Shares that may be issued in respect of the Award.

(k)	Entire Agreement. This Agreement, the Notice of Grant and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior communications, representations and negotiations in respect thereto.

(l)	Modifications. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(m)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n)	Signature. This Agreement shall be deemed executed by the Company and the Grantee as of the Date of Grant upon execution by such parties (or upon the Grantee’s online acceptance) of the Notice of Grant.

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